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Exhibit 99.2

CONTACT:	Robert C. Boucher, Jr. Chief Executive Officer (713) 369-1700

FOR IMMEDIATE RELEASE

Synagro Technologies, Inc. Announces Plan to Institute A New Dividend Policy
Synagro Also Intends to Refinance Its Existing Indebtedness

HOUSTON, TEXAS, January 27, 2005—Synagro Technologies, Inc. (NASDAQ Small Cap: SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced that it is planning to institute a new dividend policy under which it expects to pay quarterly dividends at an annual rate of approximately $0.40 to $0.42 per common share. This new dividend policy reflects Synagro's intention to distribute a substantial portion of the cash generated by the Company in excess of operating needs, interest and principal payments on its indebtedness and existing business capital expenditures as regular quarterly dividends to its stockholders. The Company's existing indebtedness does not allow for the proposed cash dividends described above. The new dividend policy is contingent upon, among other things, the closing of the new senior secured credit facility described below.

Synagro also announced that it has received an underwritten commitment from Banc of America Securities LLC, Lehman Brothers Inc. and CIBC World Markets Corp. to provide financing for a new $305 million senior secured credit facility, a portion of the proceeds of which will be used to, among other things, refinance indebtedness under its existing senior credit facility and to repurchase all of its $150 million of outstanding 9 1/2% senior subordinated notes due 2009. The new senior secured credit facility is expected to consist of a $180 million senior secured term loan, a $95 million senior secured revolving facility and a $30 million delayed draw term loan facility. The proceeds of the delayed draw term loan will be used to fund a portion of new facility construction costs in 2005 primarily for the Kern composting facility in Southern California and the Woonsocket incineration facility upgrade in Rhode Island. The Company expects that the new credit facility will result in cash interest savings of approximately $5.0 million per annum due to the repayment of the 9 1/2% senior subordinated notes with senior secured floating rate debt.

The new dividend policy assumes the conversion of all of Synagro's outstanding preferred stock into shares of its common stock. Synagro currently expects to pay its first dividend in the second quarter of 2005.

Synagro is the largest national company focused on water and wastewater residuals management services in the United States, serving over 600 municipal and industrial water and wastewater accounts in 37 states and the District of Columbia. The Company offers a range of water and wastewater residuals management services, focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the water and wastewater treatment process, including collection and transportation, land application, thermal drying and pelletization, incineration, composting, alkaline stabilization, dewatering, cleanout services, wastewater treatment plant operations and maintenance, product marketing, and related recordkeeping and regulatory reporting services.

Safe Harbor Statement

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy Synagro expects to be adopted by its board or any dividends at all; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; our level of debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; the effect of the restrictions in the new senior secured credit facility on our operation; and our ability to service our debt. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.

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  Exhibit 99.2
Synagro Technologies, Inc. Announces Plan to Institute A New Dividend Policy Synagro Also Intends to Refinance Its Existing Indebtedness